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                                                                 Exhibit 99-A(5)
[LOGO OF AETNA APPEARS HERE]

                      151 Farmington Avenue      Susan E. Bryant
                        Hartford, CT 06156       Counsel
                                                 Law & Regulatory Affairs, RE4C
                                                 (203) 273-7834
                                                 Fax: (203) 273-8340


July 14, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Aetna Life Insurance and Annuity Company
    Post-Effective Amendment No. 2 to Registration Statement on Form S-1 Prospectus Title: ALIAC Guaranteed Account Interest Option
    Registration No. 33-79118

Dear Sirs:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the ALIAC Guaranteed Account (the "Guaranteed Account"), a credited interest option available under certain variable annuity contracts, and the Form S-1 Registration Statement relating to such account.

In connection with such representation, I have reviewed the Registration Statement for the Guaranteed Account including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when issued, will have been validly issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement and to my being named under the caption "Legal Matters" therein.

Sincerely,

/s/ Susan E. Bryant

Susan E. Bryant
Counsel
Aetna Life Insurance and Annuity Company